Castlight Health, Inc. (the “Company”) 2014 Employee Stock Purchase Plan (the “ESPP”) Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the ESPP.	Enrollment/Change Form (the “Agreement”)

Section 1: Actions	Check Desired Action: and Complete Sections: ☐ Enroll in the ESPP 2 + 3 + 4 + 20 ☐ Change Contribution Percentage 2 + 4 + 20 (for next offering period) ☐ Withdraw from Plan 2 + 5 + 20
Section 2: Personal Data	Name: Home Address: Work Email:	Social Security No. or Employee ID No.:
Section 3: Enroll
☐ I hereby elect to participate in the ESPP, effective at the beginning of the next Offering Period (as defined in the ESPP). I elect to purchase shares of Common Stock of the Company pursuant to the ESPP, this Agreement and any appendix to this Agreement for my country (if any) (the “Appendix”). I understand that the stock certificate(s) for the shares of Common Stock purchased on my behalf will be issued in street name and deposited directly into my brokerage account at the Company’s captive broker. I hereby agree to take all steps, and sign all forms, required to establish an account with the Company’s captive broker for this purpose.
My participation will continue as long as the Company offers the ESPP and I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company and/or the Third-Party Administrator (as defined in the ESPP). I understand that, if I am subject to tax in the U.S., I must notify the Company of any disposition of shares of Common Stock purchased under the ESPP.

Section 4: Elect/Change Contribution Percentage
I hereby authorize the Company or the Parent, Subsidiary or Affiliate employing me (the “Employer”) to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period the percentage of my Compensation (as defined in the ESPP) paid to me during such Offering Period as indicated below, so long as I continue to participate in the ESPP. The percentage must be a whole number (from 1%, up to a maximum of 15%). This change will be effective for the next Offering Period.
Designated contribution percentage: _____%
If this is a change to my current enrollment, this represents an ☐ increase ☐ decrease to my contribution percentage.
Note: You may not increase your contributions at any time within an ongoing Offering Period. An increase in your contribution percentage can only take effect with the next Offering Period. You may decrease your Contribution percentage to a percentage other than 0% only once within an ongoing Offering Period to be effective during that Offering Period. If you decrease your percentage to 0%, any previously accumulated contributions will be used to purchase shares on the next Purchase Date pursuant to Section 9 of the ESPP. A change will become effective as soon as reasonably practicable after the form is received by the Company.

Section 5: Withdraw from Plan
DO NOT CHECK ANY OF THE BOXES BELOW IF YOU WISH TO CONTINUE TO PARTICIPATE IN THE ESPP
☐ I hereby elect to withdraw from, and discontinue my participation in, the ESPP, effective as soon as reasonably practicable after this Agreement is received by the Company. Accumulated contributions will be returned to me without interest (except to the extent required due to local legal requirements outside the United States), pursuant to Section 11 of the ESPP.
I understand that I cannot resume participation until the Offering Period and must timely file a new Enrollment/Change Form to do so.

Section 6: Nature of Grant
By enrolling in the ESPP, I understand, acknowledge and agree that
a.the ESPP is established voluntarily by the Company, it is discretionary in nature and it may be amended, terminated or modified at any time, to the extent permitted by the ESPP;
b.the grant of the right to purchase shares of Common Stock under the ESPP is voluntary and does not create any contractual or other right to receive future rights to purchase shares of Common Stock, or benefits in lieu of rights to purchase shares, even if rights to purchase shares have been granted in the past;
c.all decisions with respect to future grants of rights to purchase shares of Common Stock under the ESPP, if any, will be at the sole discretion of the Company;
d.the grant of rights to purchase shares of Common Stock under the ESPP and my participation in the ESPP shall not create a right to employment or be interpreted as forming an employment or service agreement with the Company and shall not interfere with the ability of the Employer to terminate my employment relationship at any time with or without cause;
e.I am voluntarily participating in the ESPP;
f.the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income from and value of same, are not intended to replace any pension rights or compensation;
g.the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
h.unless otherwise agreed with the Company, the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income from and value of same, are not granted as consideration for, or in connection with, any service I may provide as a director of the Subsidiary or Affiliate;
i.the future value of the underlying shares purchased or to be purchased under the ESPP is unknown, indeterminable and cannot be predicted with certainty, and the value of the shares of Common Stock purchased under the ESPP may increase or decrease in the future, even below the Purchase Price;
j.no claim or entitlement to compensation or damages shall arise from termination of the right to purchase shares of Common Stock under the ESPP resulting from termination of my employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of rights to purchase shares of Common Stock under the ESPP, I irrevocably agree never to institute any claim against the Company, the Parent, the Employer or any other Subsidiary or Affiliate, I hereby waive my ability, if any, to bring any such claim, and I release the Company, the Parent, the Employer or any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by enrolling in the ESPP, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
k.in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the ESPP and my right to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee shall have exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the ESPP (including whether I may still be considered to be providing services while on a leave of absence);
l.unless otherwise provided in the ESPP or by the Company in its discretion, the right to purchase shares of Common Stock and the benefits evidenced by this Agreement do not create any entitlement to have the ESPP or any such benefits granted thereunder transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Common Stock; and
m. if I am providing services outside the United States: (1) the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, and (2) neither the Company, the Parent, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the rights to purchase shares of Common Stock, the shares purchased under the ESPP or any amounts due to me pursuant to the sale of any shares of Common Stock acquired under the ESPP.

Section 7: Data Privacy
I understand that the Company and its Parent, Subsidiaries, or Affiliates need to collect and use certain personal information about me (known as “personal data”) in order to administer and manage my participation in the ESPP.  For the purposes of data protection law, my employer and the Company will be the relevant data controllers. This personal data may include, but may not be limited to, my name, home address and telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of my participation in the ESPP or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the ESPP (“Data”).  The Data will be processed for the purposes of managing my participation in the ESPP, for example, to maintain a record of outstanding awards, contribution rates, to provide shares on Purchase Dates, to enable relevant information to be supplied to taxation authorities, to enable relevant tax deductions to be made in relation to share awards, and to contact me in relation to events which affect my participation in the ESPP (“Share Plan Purposes”). The Data processed for Share Plan Purposes will be gathered: (a) from me directly, and/or (b) by the Company (or its Parent, Subsidiary, or Affiliate that employs me) from my human resources or personnel files. I understand that the Data may also be held by the Company and its Parent, Subsidiaries, or Affiliates for other purposes associated with my employment (which are or will be described in separate privacy notices or policies).  Processing the Data for Share Plan Purposes is, in most respects, necessary in order to perform this Agreement.  In certain cases, processing will instead be based on the legitimate interests of one or more members of the Company and its Parent, Subsidiaries, or Affiliates in processing the Data for the Share Plan Purposes, in order to deliver a benefit to incentivize and reward its employees.  Finally, the Company and its Parent, Subsidiaries, or Affiliates may be required to carry out certain processing activities in order to comply with legal obligations to which it is subject. I understand that Data may be transferred between members of the Company and its Parent, Subsidiaries, or Affiliates and to third parties assisting in the implementation, administration and management of the ESPP (such as brokers and share plan administrators). These recipients may be located in my country or elsewhere, and the recipient’s country may have different or less stringent data privacy laws and protections than my country.  Where required by law (for example, when Data is transferred outside of the European Economic Area), the Company and its Parent, Subsidiaries, or Affiliates will put in place arrangements (for example, data transfer agreements) to ensure the adequate protection of the Data; non-proprietary or confidential details of such safeguards will be made available to me upon my written request to the Company. I understand that Data will be held by the Company or its Parent, Subsidiaries, or Affiliates for the period specified in its records retention policy. I understand that I have certain rights in respect of the Data, including to access the data, to request erasure of the Data (where no legal basis to continue processing it exists) or to limit or object to processing, to request corrections to inaccurate Data, and to data portability.  To exercise any of these rights, or where I have any queries about the processing of the Data, I should contact my local human resource representative. I further understand that I have the right to lodge a complaint with a supervisory authority in connection with the violation of the foregoing rights by the Company and its Parent, Subsidiaries, and Affiliates.

Section 8: Responsibility for Taxes
I acknowledge that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to my participation in the ESPP and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount withheld by the Company or the Employer, if any. I further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the purchase rights granted pursuant to the ESPP, including, but not limited to, the purchase of shares of Common Stock, the subsequent sale of shares of Common Stock acquired pursuant to such purchase and the receipt of any dividends (if any); and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of my participation to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
a.withholding from my wages or other cash compensation paid to me by the Company and/or the Employer or any Parent or Subsidiary;
b.withholding from proceeds of the sale of shares of Common Stock acquired upon purchase either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization and without further consent);
c.my payment of a cash amount (including by check representing readily available funds or a wire transfer) to the Company or Employer; or
d.any other arrangement approved by the Committee and permitted under applicable law,

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for my tax jurisdiction(s) in which case I will have no entitlement to the equivalent amount in shares of Common Stock and may receive a refund of any over-withheld amount in cash in accordance with applicable law.
Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the ESPP that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if I fail to comply with my obligations in connection with the Tax-Related Items.

Section 9: Governing Law & Language	The Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to such state’s conflict of laws rules. Any and all disputes relating to, concerning or arising from the Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the ESPP or this Agreement, will be brought and heard exclusively in the United States District Court for the Northern District of California or the Superior Court of San Francisco County. Each of the parties hereby (i) represents and agrees that such party is subject to the personal jurisdiction of said courts; (ii) irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and (iii) waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
Section 10: Appendix	Notwithstanding any provision herein, my participation in the ESPP shall be subject to any special terms and conditions as set forth in the Appendix for my country, if any. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
Section 11: Termination, Modification and Imposition of Other Requirements
The Company, at its option, may elect to terminate, suspend or modify the terms of the ESPP at any time, to the extent permitted by the ESPP. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the ESPP in accordance with the ESPP withdrawal procedures then in effect. The Company reserves the right to impose other requirements on my participation in the ESPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 12: Severability	If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (i) such provision will be excluded from the Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.
Section 13: Waiver	I acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by me or any other Participant.
Section 14: Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 15: Insider Trading Restrictions / Market Abuse Laws
I acknowledge that, depending on my country of residence, the broker’s country, or the country in which the shares of Common Stock are listed, I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect my ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock, or rights to shares of Common Stock (e.g., purchase rights), or rights linked to the value of shares of Common Stock, during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before possessing the inside information. Furthermore, I may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions and understand that I should consult my personal legal advisor on such matters. In addition, I acknowledge having read the Company’s Insider Trading Policy, and agree to comply with such policy, as it may be amended from time to time, whenever I acquire or dispose of the Company’s securities.

Section 16: Compliance With Law
Unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares under the ESPP prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. I understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, I agree that the Company shall have unilateral authority to amend the ESPP and this Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

Section 17: Foreign Asset/Account, Exchange Control and Tax Reporting	I may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from my participation in the ESPP. I may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in my country and/or to repatriate funds received in connection with the ESPP within certain time limits or according to specified procedures. I acknowledge that I am responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult my personal legal and tax advisors on such matters.
Section 18: No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the ESPP or my acquisition or sale of shares of Common Stock. I acknowledge, understand and agree that I should consult with my own personal tax, legal and financial advisors regarding my participation in the ESPP before taking any action related to the ESPP.
Section 19: Language	I acknowledge that I am sufficiently proficient in English to understand the terms and conditions of the Agreement and the ESPP. Furthermore, if I have received this Agreement, or any other document related to the purchase rights and/or the ESPP translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
Section 20: Acknowledgment and Signature
I acknowledge that I have received a copy of the ESPP Prospectus (which summarizes the major features of the ESPP). I have read the Prospectus and my signature below indicates that I hereby agree to be bound by the terms of the ESPP and this Agreement.
Signature: Date:

Appendix
Castlight Health, Inc.
2014 Employee Stock Purchase Plan
Enrollment/Change Form
COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

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